The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement    SUBJECT TO COMPLETION        December 10, 2009

                   Pricing Supplement dated December [ ], 2009
             to the Product Prospectus Supplement dated May 7, 2009,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                     $

                                 Royal Bank of Canada

                                 Buffered Bullish Notes Linked to a Basket of
                                 Commodity Indices, due December 31, 2013


Royal Bank of Canada is offering the Buffered Bullish Notes (the "notes") linked to the performance of the Reference Asset named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully. In particular, you should understand that your return on the Notes will not exceed [75-85]% of their Principal Amount (To Be Determined on the Pricing Date).

Issuer:                       Royal Bank of Canada ("Royal Bank")

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Reference Asset:              The Payment at Maturity on the Notes is linked to
                              the value of a weighted basket (the "Basket") consisting of four commodity indices (each a "Basket Component"). Such weightings will be achieved by providing a Component Weight for each Basket Component.

                                                                                          Component           Initial
                                                                                          ---------           -------
                              Basket Component                                             Weight         Reference Level
                              ----------------                                             ------         ---------------
                              S&P GSCI(TM) Gold Excess Return Index                        25.00%

                              S&P GSCI(TM) Silver Excess Return Index                      25.00%

                              S&P GSCI(TM) Copper Excess Return Index                      25.00%

                              S&P GSCI(TM) Sugar Excess Return Index                       25.00%

Minimum Investment:           $1,000, and $1,000 increments in excess thereof
                              (the "Principal Amount")

Pricing Date:                 December 23, 2009

Issue Date:                   December 31, 2009

CUSIP:                        78008HSZ4

Valuation Date:               December 23, 2013

Term: The term of your notes is approximately four (4) years.

Percentage Change:            The Percentage Change, expressed as a percentage
                              and rounded to two decimal places, will be equal to the sum of the Weighted Component Changes for the Commodity Indices.

                               Component Weight x [Final Index Level - Initial
                                      Index Level] / Initial Index Level]

                              Where, for each Commodity Index in the basket, the Initial Index Level is the closing level of that index on the Pricing Date and the Final Index Level is the closing level of that index on the Valuation Date.

Payment at Maturity (if       The Payment at Maturity will be calculated as
held to maturity):            follows:

                              If, at maturity, the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount per note (the "Principal Amount") equal to the lesser of:

                                  1.  Principal Amount + ( Principal Amount x
                                      Percentage Change); and

                                  2.  Maximum Redemption Amount

                              If, at maturity, the Percentage Change is negative, but not by more than the Buffer Percentage (between zero and -20% percent), then the Payment at Maturity will equal the Principal Amount of your Notes.

                              If, at maturity, the Percentage Change is negative by more than the Buffer Percentage (-20.01% to -100%), then the Payment at Maturity will equal:

                              Principal Amount + [Principal Amount x (Percentage
                                                Change + 20%)]

Buffer Percentage:            20%

Determination of Final        The Reference Level for each Reference Asset will
Reference Level:              be the official settlement price for the Standard
                              and Poor's GSCI Gold Excess Return Index, Standard and Poor's GSCI Silver Excess Return Index,
                              Standard and Poor's GSCI Copper Excess Return
                              Index, and Standard and Poor's GSCI Sugar Excess
                              Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCGCP
                              <Index>, SPGCSIP <Index>, SPGCICP <Index>, and
                              SPGCSBP <Index>.

                              In certain circumstances, the Final Reference Level for the Reference Assets will be based on an alternate calculation for each Basket Component described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of a Currency or Commodities Index" in the product prospectus supplement.

Maturity Date:                December 31, 2013, subject to extension for market
                              and other disruptions, as described in the product prospectus supplement.

Principal at Risk:            The Notes are NOT principal protected. You may
                              lose some or a substantial portion of your Principal Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

U.S. Tax Treatment:           By purchasing a note, each holder agrees (in the
                              absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue
                              Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.

                              For further discussion of the U.S. federal tax consequences applicable to the notes, please see the discussion in the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the notes.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a Secondary Market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the Principal Amount of your Notes.

Currency:                     U.S. Dollars

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the prospectus dated January 5, 2007).

Calculation agent:            The Bank of New York.

Terms Incorporated in         All of the terms appearing above the item
the Master Note:              captioned "Secondary Market" on page p-2 of this
                              pricing supplement and the terms appearing under the caption "General Terms of the Notes" in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.

Investing in the notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or U.S. government agency or instrumentality. The notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

                                                                                Per Note          Total
                                                                                --------          -----
     Price to public.......................................................           %       $
     Underwriting discounts and commission.................................           %       $
     Proceeds to Royal Bank................................................           %       $

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this preliminary pricing supplement, the price of the Notes would also include a profit of $19.10 per $1,000 in Principal Amount earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $50.00 per $1,000 in Principal Amount of the Notes.

We may use this pricing supplement in the initial sale of the notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated May 7, 2009, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/a5694424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                                  Risk Factors

Each Index is a rolling index. Each Index is composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each Index, as the exchange-traded futures contract that comprises each Index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as "rolling". If the market for this contract is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive "roll yield". Instead, this market may trade in "contango." Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative "roll yield". There is no indication that this market will consistently be in contango or that there will be a negative roll yield in future performance. The "roll yields" could affect the level of each Index and the value of the Notes.

The Notes include the risk of a concentrated position in commodities. The exchange-traded physical commodity underlying the futures contract included in each Index is linked to commodities in gold, silver, copper and sugar. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in the commodities sector. Accordingly, a decline in value in gold, silver, copper, and sugar would adversely affect the performance of each Index. Technological advances or the discovery of new gold and silver or other precious and industrial metals, could lead to increases in worldwide production of gold and silver or other precious and industrial metals and could decrease the price of gold and silver or other precious and industrial metals. These or similar changes could result in a decrease in the levels of each Index and hence in the value of the Notes.

The Notes are linked to various S&P GSCITM Excess Return Indices, not the S&P GSCITM Total Return Indices. The Notes are linked to the S&P GSCI(TM) Gold Index
- Excess Return, S&P GSCI(TM) Silver Index - Excess Return, S&P GSCI(TM) Copper Index - Excess Return, and S&P GSCI(TM) Sugar Index - Excess Return not the S&P GSCI(TM) Gold Index - Total Return, S&P GSCI(TM) Silver Index - Total Return, S&P GSCI(TM) Copper Index - Total Return, and S&P GSCI(TM) Sugar Index - Total Return. The S&P GSCITM Excess Return Indices reflect returns that are potentially available through an unleveraged investment in each Index Component. By comparison, S&P GSCI TM Total Return Indices are total return indices which reflect interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to S&P GSCI TM Excess Return Indices and not S&P GSCI TM Total Return Indices, the return from an investment in the Notes will not reflect this total return feature.

The Notes are NOT principal protected. You may lose some or a substantial portion (up to 80%) of your Principal Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

                              Hypothetical Returns

The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 20% (Buffer Level is 80% of the Initial Level), a Maximum Redemption Amount of 180% of the Principal Amount, and that no extraordinary event has occurred.



Example 1 --                  Calculation of the Payment at Maturity where the
                              Percentage Change is positive (and less than the Maximum Redemption Amount).

                                                                       Actual           Component         Weighted
                                                                       Change             Weight         Component
Commodity Index                                                                                            Change

S&P GSCI(TM) Gold Excess Return Index                                    137%               25%            34.25%

S&P GSCI(TM) Silver Excess Return Index                                  -45%               25%           -11.25%

S&P GSCI(TM) Copper Excess Return Index                                   75%               25%            18.75%

S&P GSCI(TM) Sugar Excess Return Index                                    40%               25%            10.00%

                                                                                            Sum            51.75%

                              Percentage Change:      51.75%

                              Payment at Maturity:    $1,000 + ($1,000 x 51.75%)
                                                      = $1,000 + $517.50 =
                                                      $1,517.50

                              On a $1,000 investment, a Percentage Change of 51.75% results in a Payment at Maturity of $1,517.5, a 51.75% return on the Notes.



Example 2 --                  Calculation of the Payment at Maturity where the
                              Percentage Change is positive (and greater than the Maximum Redemption Amount).

                                                                       Actual           Component         Weighted
                                                                       Change             Weight         Component
Commodity Index                                                                                            Change

S&P GSCI(TM) Gold Excess Return Index                                    137%               25%            34.25%

S&P GSCI(TM) Silver Excess Return Index                                   85%               25%            21.25%

S&P GSCI(TM) Copper Excess Return Index                                   75%               25%            18.75%

S&P GSCI(TM) Sugar Excess Return Index                                    65%               25%            16.25%

                                                                                            Sum            90.50%

                              Percentage Change:      90.50%

                              Payment at Maturity:    $1,000 + ($1,000 x 90.50%)
                                                      = $1,000 + $905.00 =
                                                      $1,905.00 however, the
                                                      Maximum Redemption Amount
                                                      is $1,800.

                              On a $1,000 investment, a Percentage Change of 90.50% results in a Payment at Maturity of $1,800.00, an 80.00% return on the Notes.

Example 3 --                  Calculation of the Payment at Maturity where the
                              Percentage Change is negative BUT not by more than the Buffer Percentage.

                                                                       Actual           Component         Weighted
                                                                       Change             Weight         Component
Commodity Index                                                                                            Change

S&P GSCI(TM) Gold Excess Return Index                                    -38%               25%             -9.5%

S&P GSCI(TM) Silver Excess Return Index                                  -45%               25%           -11.25%

S&P GSCI(TM) Copper Excess Return Index                                   35%               25%             8.75%

S&P GSCI(TM) Sugar Excess Return Index                                    15%               25%             3.75%

                                                                                            Sum            -8.25%

                              Percentage Change:      -8.25%

                              Payment at Maturity:    At maturity, if the
                                                      Percentage Change is
                                                      negative BUT not by more
                                                      than the Buffer
                                                      Percentage, then the
                                                      Payment at Maturity will
                                                      equal the Principal
                                                      Amount.

                              On a $1,000 investment, a Percentage Change of -8.25% results in a Payment at Maturity of $1,000, a 0% return on the Notes.



Example 4 --                  Calculation of the Payment at Maturity where the
                              Percentage Change is negative by more than the Buffer Percentage.

                                                                     Actual Change      Component         Weighted
                                                                                          Weight         Component
Commodity Index                                                                                            Change

S&P GSCI(TM) Gold Excess Return Index                                    -38%               25%           -9.5%

S&P GSCI(TM) Silver Excess Return Index                                  -62%               25%          -15.5%

S&P GSCI(TM) Copper Excess Return Index                                   10%               25%            2.5%

S&P GSCI(TM) Sugar Excess Return Index                                     5%               25%           1.25%
                                                                                            -------------------

                                                                                            Sum         -21.25%


                              Percentage Change:      -21.25%

                              Payment at Maturity:    $1,000 + [$1,000 x
                                                      (-21.25% + 20%)] = $1,000
                                                      - $12.5 = $987.50

                              On a $1,000 investment, a Percentage Change of -21.25% results in a Payment at Maturity of $987.50, a -1.25% return on the Notes.

                  Information Regarding the Underlying Indices

All disclosures contained in this pricing supplement regarding the S&P GSCITM Gold Index Excess Return, the S&P GSCITM Silver Index Excess Return, the S&P GSCITM Copper Index Excess Return, the S&P GSCITM Sugar Index Excess Return, and the S&P GSCITM - Excess Return (the "Index"), including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, the underwriter, or the calculation agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The S&P GSCITM Gold Index Excess Return, the S&P GSCITM Silver Index Excess Return, the S&P GSCITM Copper Index Excess Return, and the S&P GSCITM Sugar Index Excess Return

The S&P GSCITM Gold Index Excess Return (Bloomberg symbol: SPGCGCP <Index>), the S&P GSCITM Silver Index Excess Return (Bloomberg symbol: SPGCSIP <Index>), the S&P GSCITM Copper Index Excess Return (Bloomberg symbol: SPGCICP <Index>), and the S&P GSCITM Sugar Index Excess Return (Bloomberg symbol: SPGCSBP <Index>) are sub-indices of the Index. Each represents only the gold, silver, copper, sugar futures contracts, respectively, included in the Index. The values of the S&P GSCITM Gold Index Excess Return, the S&P GSCITM Silver Index Excess Return, the S&P GSCITM Copper Index Excess Return, and the S&P GSCITM Sugar Index Excess Return on any given day are calculated in the same manner as the Index except that:

     (i) the daily contract reference prices, the contract production weight ("CPW") and roll weights used in performing such calculations are limited to those of the applicable S&P GSCITM commodity included in the respective index; and

     (ii) each of the indices has its own normalizing constant (see "--Index Methodology" below).

The S&P GSCITM - Excess Return

The Index is a composite index of commodity sector returns representing an unleveraged, long-only investment in commodity futures that is broadly diversified across the spectrum of commodities. The returns are calculated on a fully collateralized basis with full reinvestment. The combination of these attributes is intended to provide investors with a representative and realistic picture of realizable returns attainable in the commodities markets.

Individual components qualify for inclusion in the Index on the basis of liquidity and are weighted by their respective world production quantities.

The Goldman Sachs Group, Inc. (the "Goldman Group") first began publishing the Index in 1991. In addition, although the Index was not published prior to that time, the Goldman Group calculated the historical value of the Index and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology, and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology, and procedures adopted in 1991). The Index was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the Index to be made over time. S&P acquired the Index in February 2007.

Index Methodology

The Index methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the Index; (2) the methodology for determining the weight of each contract; (3) the methodology for determining the contract expirations of each contract included in the Index; (4) the methodology for determining the normalizing constant used in calculating the value of the Index; and (5) the methodology for calculating the value of the Index. Together, these elements determine the value of the Index on any given day, which is equal to the total dollar weight of the Index divided by a normalizing constant that assures the continuity of the Index over time. The 2009 normalizing constant of 6,083.663 replaced the old 2008 normalizing constant of 5,922.637 beginning with the first roll date on January 8, 2009.

Index Committee

The Index Committee (the "Committee") oversees the daily management and operations of the Index, and is responsible for all analytical methods and calculation in the sub-indices of the Index. The Committee is comprised of three full-time professional members of S&P's staff and two members of the Goldman Group. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Committee may revise index policy covering rules for selecting commodities, or for other matters.

S&P has established an Index Advisory Panel (the "Panel") to assist it in connection with the operation of the Index. The Panel meets on an annual basis and at other times at the request of the Committee. The principal purpose of the Panel is to advise the Committee with respect to, among other things, the calculation of the Index, the effectiveness of the Index as a measure of commodity futures market performance, and the need for changes in the composition or methodology of the Index. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation, or operation of the Index.

Contract Eligibility Requirements

     To be eligible for inclusion in the Index, a commodity futures contract (a "Contract") must:

        (i) be based on a physical commodity and may not be based on a financial commodity;

        (ii) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;

        (iii) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;

        (iv)   be denominated in U.S. dollars;

        (v) be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:

               (a) makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;

               (b) makes reliable trading information available to S&P so that S&P can make monthly determinations;

               (c) accepts bids and offers from multiple participants or price providers; and

               (d)  is accessible to a sufficiently broad range of participants;

        (vi) include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical reference prices for that Contract may be derived from Reference Price for a similar or related Contract;

        (vii) include a reference price for that Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility is open and trades in the Contract;

        (viii) have available volume data for at least three months immediately preceding the date on which the determination is made;

        (ix) be traded over a sufficient time period on each day so as to sufficiently support the tradability of the Index taken as a whole; and

        (x) satisfy volume trading requirements and certain percentage dollar weight requirements.

Twenty-four contracts currently satisfy the eligibility requirements for inclusions in the Index:

----------------------------------------------------------------------------------------------------------------------------
                                                               2009                                    Total
                                    2008         2009          Average      2008          2009         Dollar     2009
                                    Contract     Contract      Contract     Percentage    Percentage   Traded     Trading
Trading      Commodity              Production   Production    Reference    Dollar        Dollar       Value      Volume
Facility     (Contract)    Ticker   Weight       Weight        Price ($)    Weight        Weight       (USD bn)   Multiple
----------------------------------------------------------------------------------------------------------------------------
CBT          Wheat         W        17,608.84    18,284.34     8.724        3.83%         3.87%        890.7      115
             (Chicago)
----------------------------------------------------------------------------------------------------------------------------
KBT          Wheat         KW       4,038.438    3,648.020     9.056        0.91%         0.80%        184.5      115
             (Kansas)
----------------------------------------------------------------------------------------------------------------------------
CBT          Corn          C        25,047.14    26,040.59     5.294        3.30%         3.34%        1,533.3    229
----------------------------------------------------------------------------------------------------------------------------
CBT          Soybeans      S        6,727.534    7,134.814     12.749       2.14%         2.20%        2,368.7    537
----------------------------------------------------------------------------------------------------------------------------
ICE - US     Coffee "C"    KC       16,531.10    16,402.18     1.380        0.57%         0.55%        288.8      263
----------------------------------------------------------------------------------------------------------------------------
ICE - US     Sugar#11      SB       321,233.7    326,600.0     0.117        0.94%         0.93%        358.0      192
----------------------------------------------------------------------------------------------------------------------------
ICE - US     Cocoa         CC       3.47784      3.602584      2,487.083    0.22%         0.22%        91.1       210
----------------------------------------------------------------------------------------------------------------------------
ICE - US     Cotton #2     CT       44,904.52    46,706.92     0.699        0.78%         0.79%        237.7      150
----------------------------------------------------------------------------------------------------------------------------
CME          Lean Hogs     LH       60,793.40    63,629.95     0.663        1.01%         1.02%        222.5      109
----------------------------------------------------------------------------------------------------------------------------
CME          Cattle        LC       80,690.59    87,753.95     0.977        1.96%         2.08%        361.5      87
             (Live)
----------------------------------------------------------------------------------------------------------------------------
CME          Cattle        FC       13,826.24    14,720.39     1.097        0.38%         0.39%        68.1       87
             (Feeder)
----------------------------------------------------------------------------------------------------------------------------
NYM / ICE    Oil (WTI      WTI      14,822.00    15,418.16     106.367      39.30%        39.75%       20,049.7   252
             Crude)
----------------------------------------------------------------------------------------------------------------------------
NYM          Oil (#2       HO       69,165.06    67,072.57     2.962        5.11%         4.82%        2,429.1    252
             Heating)
----------------------------------------------------------------------------------------------------------------------------
NYM          Oil (RBOB)    RB       66,013.97    71,853.63     2.703        4.45%         4.71%        2,374.2    252
----------------------------------------------------------------------------------------------------------------------------
ICE - UK     Oil (Brent    BRT      5,373.649    5,364.404     105.194      14.09%        13.68%       6,898.9    252
             Crude)
----------------------------------------------------------------------------------------------------------------------------
ICE - UK     Oil           GO       216.2461     225.6823      952.521      5.13%         5.21%        2,628.1    252
             (Gasoil)
----------------------------------------------------------------------------------------------------------------------------
NYM / ICE    Natural       NG       28,870.60    28,781.35     9.207        6.63%         6.42%        6,795.1    529
             Gas
----------------------------------------------------------------------------------------------------------------------------
LME          Aluminum      IA       34.9220      36.198        2,764.229    2.41%         2.43%        3,098.6    639
             (High Gd.
             Prim.)
----------------------------------------------------------------------------------------------------------------------------
LME          Copper -      IC       15.46        15.84         7,877.021    3.04%         3.02%        4,612.7    763
             Grade A
----------------------------------------------------------------------------------------------------------------------------
LME          Standard      IL       6.752        7.030         2,690.417    0.45%         0.46%        391.0      426
             Lead
----------------------------------------------------------------------------------------------------------------------------
LME          Primary       IN       1.20         1.242         26,232.083   0.78%         0.79%        729.2      462
             Nickel
----------------------------------------------------------------------------------------------------------------------------
LME          Zinc          IZ       9.672        10.008        2,352.146    0.57%         0.57%        858.1      752
             (Special
             High
             Grade)
----------------------------------------------------------------------------------------------------------------------------
CMX          Gold          GC       81.5343      80.76268      869.975      1.77%         1.70%        3,196.1    938
----------------------------------------------------------------------------------------------------------------------------
CMX          Silver        SI       605.7201     622.4385      16.177       0.24%         0.24%        733.4      1,502
----------------------------------------------------------------------------------------------------------------------------

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract, multiplied by the appropriate CPW and the appropriate "roll weight," divided by the total dollar weight of the Index on the preceding day, minus one.

The total dollar weight of the Index is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each commodity on any given day is equal to the product of (i) the daily contract reference price, (ii) the appropriate CPW, and (iii) during a roll period, the appropriate "roll weight" (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant Index calculation.

The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the Index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the Index also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the Index is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in that event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on that price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or
(iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Contract Expirations

Because the Index is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the Index for each commodity during a given year are designated by S&P, in consultation with the Panel, provided that each such contract must be an "active contract." For this purpose, an "active contract" is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the Index will be calculated during the remainder of the year in which the deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the Index.

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's Financial Services LLC ("S&P"). S&P does not make any representation or warranty, express or implied, to the owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI or each Index to track general commodity market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCI or each Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCI (and the S&P GSCI(TM) Gold Excess Return Index, S&P GSCI(TM) Silver Excess Return Index, S&P GSCI(TM) Copper Excess Return Index, and S&P GSCI(TM) Sugar Excess Return Index) is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

                             Historical Information

The graphs below set forth the historical performance of each Reference Asset. In addition, below each graph is a table setting forth the intra-day high, intra-day low, and mid line levels of each Reference Asset. The information provided in the tables is for the four calendar quarters of 2006, 2007, 2008, the first and second quarters of 2009, as well as for the period from July 1, 2009 through December 9, 2009.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market levels of the Reference Assets on the Valuation Date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

                     S&P GSCI Gold Official Close (SPGCGCP)
                                (Dec-99 - Dec-08)
                                 [CHART OMITTED]



   Period-            Period-End          High Intra-Day           Low Intra-Day Price          Period-End Closing
 Start Date              Date              Price of the              of the Reference         Price of the Reference
                                        Reference Stock in             Stock in ($)                Stock in ($)
                                                ($)
 ----------              ----                   ---                    ------------                ------------
   1/1/2006            3/31/2006              58.90695                   53.4984                     58.3993
   4/1/2006            6/30/2006              71.82058                   55.84185                    60.72124
   7/1/2006            9/29/2006              65.82884                   56.29777                    58.34497
  9/30/2006           12/29/2006              62.4232                    54.72376                    60.99863

   1/1/2007            3/30/2007              65.31048                   58.02519                    62.73305
  3/31/2007            6/29/2007              65.24613                   59.89472                    60.46134
  6/30/2007            9/28/2007              68.37104                   59.9842                     68.37104
  9/29/2007           12/31/2007              76.34704                   67.06743                    75.74488

   1/1/2008            3/31/2008              90.04755                   77.73341                    82.25496
   4/1/2008            6/30/2008              84.64717                   75.95305                    82.46773
   7/1/2008            9/30/2008              86.93371                   65.5299                     77.42284
  10/1/2008           12/31/2008              79.68187                   61.93161                    77.52848

   1/1/2009            3/31/2009              87.71315                   70.80417                    80.76482
   4/1/2009            6/30/2009              85.77207                   75.77924                    80.80558
   7/1/2009            9/30/2009              88.61681                   79.22851                    87.67002
  10/1/2009            12/9/2009             105.692                     86.92301                    97.24221


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Silver Official Close (SPGCSIP)
                                (Dec-99 - Dec-08)
                                 [CHART OMITTED]



   Period-            Period-End          High Intra-Day           Low Intra-Day Price          Period-End Closing
 Start Date              Date              Price of the              of the Reference         Price of the Reference
                                        Reference Stock in             Stock in ($)                Stock in ($)
                                                ($)
 ----------              ----                   ---                    ------------                ------------
   1/1/2006            3/31/2006              56.81753                   43.61106                    56.13533
   4/1/2006            6/30/2006              72.12071                   46.49404                    52.25555
   7/1/2006            9/29/2006              62.32514                   50.36535                    54.48728
  9/30/2006           12/29/2006              66.33214                   50.96969                    60.23213

   1/1/2007            3/30/2007              68.41143                   56.94928                    62.03708
  3/31/2007            6/29/2007              64.98489                   55.76625                    56.41759
  6/30/2007            9/28/2007              62.07698                   51.98055                    62.07698
  9/29/2007           12/31/2007              69.3244                    59.57963                    65.6884

   1/1/2008            3/31/2008              90.98534                   67.3174                     75.77369
   4/1/2008            6/30/2008              80.23616                   70.53034                    75.74812
   7/1/2008            9/30/2008              83.27535                   45.0969                     52.6352
  10/1/2008           12/31/2008              54.75776                   37.69152                    48.24484

   1/1/2009            3/31/2009              61.91489                   44.59283                    55.33139
   4/1/2009            6/30/2009              67.83496                   50.22891                    57.6899
   7/1/2009            9/30/2009              73.7352                    53.63889                    70.46936
  10/1/2009            12/9/2009              81.58643                   68.65876                    72.53065


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Copper Official Close (SPGCICP)
                                (Dec-99 - Dec-08)
                                 [CHART OMITTED]



   Period-            Period-End          High Intra-Day           Low Intra-Day Price          Period-End Closing
 Start Date              Date              Price of the              of the Reference         Price of the Reference
                                        Reference Stock in             Stock in ($)                Stock in ($)
                                                ($)
 ----------              ----                   ---                    ------------                ------------
   1/1/2006            3/31/2006              470.0832                   384.5408                    467.8402
   4/1/2006            6/30/2006              755.5921                   481.0395                    647.133
   7/1/2006            9/29/2006              715.8864                   623.6476                    668.7175
  9/30/2006           12/29/2006              690.1025                   558.3984                    558.7518

   1/1/2007            3/30/2007              606.7431                   410.4679                    606.7431
  3/31/2007            6/29/2007              737.6217                   617.3258                    676.5766
  6/30/2007            9/28/2007              727.5453                   607.3178                    724.3545
  9/29/2007           12/31/2007              750.1343                   571.7406                    598.3541

   1/1/2008            3/31/2008              783.6245                   605.0636                    760.8797
   4/1/2008            6/30/2008              793.8315                   716.2351                    783.8126
   7/1/2008            9/30/2008              804.0135                   589.4232                    589.4232
  10/1/2008           12/31/2008              570.4484                   260.8011                    281.4803

   1/1/2009            3/31/2009              390.7626                   282.0776                    366.6197
   4/1/2009            6/30/2009              486.7923                   368.509                     449.5419
   7/1/2009            9/30/2009              585.7978                   427.3368                    556.7147
  10/1/2009            12/9/2009              641.2927                   530.8794                    624.5779


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                     S&P GSCI Sugar Official Close (SPGCSBP)
                                (Dec-99 - Dec-08)
                                 [CHART OMITTED]



   Period-            Period-End          High Intra-Day           Low Intra-Day Price          Period-End Closing
 Start Date              Date              Price of the              of the Reference         Price of the Reference
                                        Reference Stock in             Stock in ($)                Stock in ($)
                                                ($)
 ----------              ----                   ---                    ------------                ------------
   1/1/2006            3/31/2006              40.10451                   29.46539                    37.01687
   4/1/2006            6/30/2006              37.9061                    29.94751                    32.51446
   7/1/2006            9/29/2006              34.14615                   20.04552                    21.66834
  9/30/2006           12/29/2006              23.19895                   20.0824                     21.66831

   1/1/2007            3/30/2007              21.66831                   18.06871                    18.12374
  3/31/2007            6/29/2007              18.30718                   15.60311                    16.86057
  6/30/2007            9/28/2007              18.29515                   16.09902                    17.33781
  9/29/2007           12/31/2007              18.90927                   16.56911                    18.48224

   1/1/2008            3/31/2008              24.74133                   18.32851                    19.25607
   4/1/2008            6/30/2008              21.03077                   15.00846                    18.42349
   7/1/2008            9/30/2008              19.95644                   16.61474                    16.86162
  10/1/2008           12/31/2008              17.1949                    13.04738                    14.578

   1/1/2009            3/31/2009              16.77175                   14.10894                    15.28744
   4/1/2009            6/30/2009              19.34953                   14.74448                    19.29548
   7/1/2009            9/30/2009              26.36509                   18.33341                    25.54073
  10/1/2009            12/9/2009              24.78628                   21.36609                    22.28152


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

     We expect that delivery of the notes will be made against payment for the notes on or about December 31, 2009, which is the fifth (5th) business day following the Pricing Date (this settlement cycle being referred to as "T+5"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                        $

                                   [RBC LOGO]



                             Buffered Bullish Notes

         Linked to a Basket of Commodity Indices, due December 31, 2013





                                December _, 2009